Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (Nos. 333-207949, 333-211490, and 333-211491) on Form S-8 of Cerecor Inc. of our reports dated April 28, 2017 and May 2, 2016, with respect to the consolidated balance sheets of TRx Pharmaceuticals, LLC and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and changes in members’ equity (deficit) and cash flows for the years then ended, respectively, which reports appear in the Form 8-K/A of Cerecor Inc. dated January 24, 2018.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

January 24, 2018